EXHIBIT A

Form of

AMENDMENT TO

MML SERIES INVESTMENT FUND

AGREEMENT AND DECLARATION OF TRUST

WHEREAS, the Trustees of MML Series Investment Fund (the “Trust”), at a meeting called for the purpose, approved an amendment to the Agreement and Declaration of Trust of the Trust, restated as of May 14, 1993 (as restated, the “Declaration of Trust”), to provide for multiple classes of shares of the MML Equity Index Fund; and

WHEREAS, at a meeting of shareholders of the MML Equity Index Fund, duly noticed, the shareholders of the MML Equity Index Fund approved such amendment; and

WHEREAS, the Trustees intend for the Declaration of Trust, as amended, to govern and apply, with respect to such amended provisions, only the MML Equity Index Fund;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. Article III, Section 1 is hereby replaced in its entirety with the following:

        SECTION 1.    The Shares of the Trust shall be issued in one or more series as the Trustees may, without Shareholder approval, authorize. The Trustees may, without shareholder approval, divide the Shares of any series into two or more classes, Shares of each such class having such preferences or special or relative rights or privileges (including conversion rights, if any) as the Trustees may determine and as are not inconsistent with any provision of this Declaration of Trust. Each series shall be preferred over all other series in respect of the assets allocated to that series. The beneficial interest in each series shall at all times be divided into Shares, with or without par value, as the Trustees may prescribe, each of which shall, except as the Trustees may otherwise authorize in the case of any series that is divided into two or more classes, represent an equal proportionate interest in the series with each other Share of the same series, none having priority or preference over another. The number of Shares authorized shall be unlimited. The Trustees may from time to time divide or combine the Shares of any series or class into a greater or lesser number without thereby changing the proportionate beneficial interests in the series or class.

2. The last sentence of Article III, Section 2 is hereby replaced with the following:

The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each series and class and as to the number of Shares of each series and class held from time to time by each Shareholder.

3. The second paragraph of Article V, Section 1 is hereby replaced with the following:

Each whole Share of each series or class shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. Notwithstanding any other provision of this Declaration of Trust, on any matter submitted to a vote of Shareholders, all Shares of the Trust then entitled to vote shall be voted in the aggregate as a single class without regard to series or class except: (1) when required by the 1940 Act or when the Trustees shall have determined that the matter affects one or more series or classes materially differently, Shares shall be voted by individual series or class; and (2) when the Trustees have determined that the matter affects only the interests of one or more series or classes, then only Shareholders of such series or classes shall be entitled to vote thereon. There shall be no cumulative voting in the election of Trustees.

4. Article V, Section 3 is replaced by the following:

        SECTION 3.    Shares representing thirty percent (30%) of the votes entitled to vote shall be a quorum for the transaction of business at a Shareholders’ meeting, except that where any provision of law or of this Declaration of Trust permits or requires that holders of any series or class shall vote as a series or class, then Shares representing thirty (30%) percent of the votes of that series or class entitled to vote shall be necessary to constitute a quorum for the transaction f business by that series or class. Any lesser number, however, shall be sufficient for adjournments. Any adjourned session or sessions may be held within a reasonable time after the date set for the original meeting without the necessity of further notice. Except when a larger vote is required by any provision of this Declaration of Trust or the Bylaws, Shares representing a majority of the votes voted shall elect a Trustee, provided that where any provision of law or of this Declaration of Trust permits or requires that the holders of any series or class shall vote as a series or class, then Shares representing a majority of the votes of that series or class voted on the matter (or a plurality with respect to the election of a Trustee) shall decide that matter insofar as that series or class is concerned.

5. Article VI, Sections 1 through 4 are replaced with the following:

        SECTION 1.    Distributions.    The Trustees may each year, or more frequently if they so determine, distribute to the Shareholders of each series such income and capital gains, accrued or realized, as the Trustees may determine, after providing for actual and accrued expenses and liabilities (including such reserves as the Trustees may establish) determined in accordance with good accounting practices. The Trustees shall have full discretion to determine which items shall be treated as income and which items as capital and their determination shall be binding upon the Shareholders. Distributions of each year’s income of each series shall be distributed pro rata to Shareholders in proportion to the number of Shares of each series or classes held by each of them. At any time and from time to time in their discretion, the Trustees may distribute to the Shareholders of any one or more series or classes all or any part of the principal of such series. Such distributions shall be made in cash, property or Shares or a combination thereof as determined by the Trustees. In the case of any series not divided into two or more classes of Shares, each distribution pursuant to this Section 1 shall be made ratably according to the number of Shares of the series held by several Shareholders on the applicable record date thereof, provided that no distribution need be made on Shares purchased pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determine. In the case of any series divided into two or more classes, each distribution pursuant to this Section 1 may be made in whole or in such parts as the Trustees may determine to the Shareholders of any one or more classes, and the distribution to the Shareholders of any class shall be made ratably according to the number of Shares of the class (but need not be made ratably according to the number of Shares of the series, considered without regard to class) held by the several Shareholders on the record date thereof, provided that no distribution need be made on Shares purchase pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determined. Any such distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with the Bylaws.

        SECTION 2.    Redemptions and Repurchases.    The Trust shall redeem such Shares, or such class of Shares of any series that has two or more classes, as are offered by any Shareholder for redemption, upon the presentation of any certificate for the Shares to be redeemed, a proper instrument of transfer and a request directed to the Trust or a person designated by the Trust that the Trust redeem such Shares, or such class of Shares of any series that has two or more classes, or in accordance with such other procedures for redemption as the Trustees may from time to time authorize; and the Trust will pay therefor the net asset value thereof, as next determined in accordance with the Bylaws. Payment for said Shares shall be made by the Trust to the Shareholder within seven days after the date on which the request is made. The obligation to redeem set forth in this Section 2 is subject to the provision that in the event that any time the New York Stock Exchange is closed for other than customary weekends or holidays, or, if permitted by rules of the Commission, during periods when trading on the Exchange is restricted or during any emergency which makes it impractical for the Trust to dispose of its investments or to determine fairly the value of its net assets, or during any other period permitted by order of the Commission for the protection of investors, such obligation may be suspended or postponed by the Trustees. The Trust may also purchase or repurchase Shares at a price not exceeding the net asset value of such Shares in effect when the purchase or repurchase or any contract to purchase or repurchase is made.

        SECTION 3.    Redemptions at the option of the Trust.    The Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as determined in accordance with the Bylaws: (a) if at such time such Shareholder owns fewer Shares than, or Shares having an aggregate net asset value of less than, an amount determined from time to time by the Trustees; or (b) to the extent that such Shareholder owns Shares of a particular series of Shares equal to or in excess of a percentage of the Shares of that series determined from time to time by the Trustees; or (c) to the extent that such Shareholder owns Shares of the Trust representing a percentage equal to or in excess of such percentage of the aggregate number of outstanding Shares of the Trust or the aggregate net asset value of the Trust determined from time to time by the Trustees.

        SECTION 4.    Dividends Distributions, Redemptions and Repurchases.    No dividend or distribution (including, without limitation, any distribution paid upon termination of the Trust or of any series or any class thereof) with respect to, nor any redemption or repurchase of, the Shares of any series (or any class thereof) shall be effected by the Trust other than from the assets of such series (or of the series of which such class is a part).

6. The second paragraph of Article IX, Section 4 is hereby replaced with the following:

Upon termination of the Trust or of any one or more series of Shares, after paying or otherwise providing for all charges, taxes, expenses and liabilities, whether due or accrued or anticipated of the Trust or of the particular series as may be determined by the Trustees, the Trust shall in accordance with such procedures as the Trustees consider appropriate reduce the remaining assets to distributable form in cash or shares or other securities, or any combination thereof, and distribute the proceeds to the Shareholders of the series involved, ratably according to the number of Shares of such series held by the several Shareholders of such series on the date of termination, except to the extent otherwise required or permitted by the preferences and special or relative rights and privileges of any classes of Shares of that series, provided that any distribution to the Shareholders of a particular class of Shares shall be made to such Shareholders pro rata in proportion to the number of Shares of such class held by each of them.

7. Article IX, Section 7 is hereby replaced with the following:

        SECTION 7.    This Declaration of Trust may be amended at any time by an instrument in writing signed by a majority of the then Trustees when authorized to do so by vote of Shareholders holding a majority of the Shares of each series entitled to vote, except that an amendment which shall affect the holders of one or more series or classes of Shares but not the holders of all outstanding series and classes shall be authorized by vote of the Shareholders holding a majority of the Shares entitled to vote of each series and class affected and no vote of Shareholders of a series or class not affected shall be required. Amendments having the purpose of changing the name of the Trust or of supplying any omission, curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained herein shall not require authorization by Shareholder vote.

IN WITNESS WHEREOF, this Amendment to MML Series Investment Fund Agreement and Declaration of Trust is hereby adopted by the Trustees as of the 14th day of February, 2000.